FARO TECHNOLOGIES, INC.
2018 NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN
(As Amended December 23, 2022)
1. Purpose. The purpose of the FARO Technologies, Inc. 2018 Non-Employee Director Deferred Compensation Plan (the “Plan”) is to provide non-employee members of the Board of Directors of FARO Technologies, Inc., a Florida corporation (the “Corporation”), with the opportunity to elect, on an annual basis, to (i) convert all of the annual cash retainer fees (“Retainer Fees”) as well as any annual committee and chair fees other than reimbursements (“Ancillary Fees”) otherwise payable to them by the Corporation into deferred stock units and (ii) defer the annual equity award of restricted stock units granted to them by the Corporation.
2. Definitions. For purposes of the Plan:
(a)“Account” shall mean the separate account maintained on the books of the Corporation for each Participant pursuant to Section 8, consisting of the Cash Retainer Sub-Account and/or the RSU Sub-Account.
(b)“First Amendment Date” shall mean December 23, 2022.
(c)“Board” shall mean the Board of Directors of the Corporation.
(d)“Committee” shall mean the Compensation Committee of the Board, or a subcommittee thereof, or such other committee designated by the Board to administer the Plan.
(e)“Common Stock” shall mean the common stock, par value $0.0001 per share, of the Corporation, and all rights appurtenant thereto.
(f)“Deferred Stock Units” shall mean deferred stock units credited to a Participant’s Account pursuant to elections by the Participant under Sections 6 and 7.
(g)“Director” shall mean any member of the Board who is not an employee of the Corporation or any of its subsidiaries or affiliates.
(h)“Effective Date” shall mean October 24, 2018.
(i)“Fair Market Value” means as of any date the closing price of the Common Stock as reported on the NASDAQ Stock Market for that date or, if no closing price is reported for that date, the closing price on the next preceding date for which a closing price is reported, unless otherwise determined by the Committee.
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(j)“Initial Grant” means the initial equity grant received by a Director at the time the Director first becomes a member of the Board, if any.
(k)“Participant” shall mean a Director who makes a deferral election under Section 6 or 7 of the Plan.
(l)“Plan” shall mean the FARO Technologies, Inc. 2018 Non-Employee Director Deferred Compensation Plan, as set forth herein and as amended from time to time.
(m)“Restricted Stock Units” or “RSUs” shall mean restricted stock units granted to the Participant under the Stock Plan.
(n)“Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder.
(o)“Separation from Service” shall mean a “separation from service” from the Corporation, within the meaning of Section 409A and the regulations promulgated thereunder.
(p)“Stock Plan” shall mean, prior to the First Amendment Date, the FARO Technologies, Inc. 2014 Incentive Plan, as amended from time to time (the “2014 Plan”), or on and after the First Amendment Date, the FARO Technologies, Inc. 2022 Equity Incentive Plan, as amended from time to time (the “2022 Plan”), or any successor equity plan adopted by the Corporation.
3. Administration. The Plan shall be administered by the Committee. The Committee shall, subject to the terms of this Plan, interpret this Plan and the application thereof as well as any agreement or instrument entered into hereunder; and establish, amend, waive and revoke rules and regulations as it deems necessary or desirable for the administration of the Plan. Further, the Committee shall have full power to make any other determination which may be necessary or advisable for the Plan’s administration. All such interpretations, rules, regulations and conditions shall be final, binding and conclusive upon the Participants and all other persons having or claiming any right or interest in the Plan or the Deferred Stock Units.
For the avoidance of doubt, the ministerial functions of the Plan shall be handled by employees of the Corporation, in accordance with the rules and regulations established by the Committee.
No member of the Board or Committee, and no officer or employee of the Corporation to whom the Committee delegates any of its power and authority hereunder or who otherwise assists in the administration of the Plan, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board and the Committee and such officers and employees shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law (except as otherwise may be provided in the Corporation’s Certificate of Incorporation and/or By-laws) and under any directors’ and officers’ liability insurance that may be in effect from time to time.
4. Eligibility. Each Director shall be eligible to participate in the Plan and to make the elections provided under Sections 6 and 7. A Director shall cease to be eligible to make elections provided under Sections 6 and 7 when the Director ceases to be a Director, as defined in this Plan.
5.Relation to Stock Plan. Deferred Stock Units granted or credited in accordance with (i) Section 6 shall be considered Deferred Stock Units, to the extent (x) issued prior to the First Amendment Date, pursuant to Section 9 of the Stock Plan, or (y) issued on and after the First Amendment Date, pursuant to Section 8(ac) titled “Election to Receive Restricted Stock Units in Lieu of Compensation” under the Stock Plan; and (ii) Section 7 shall be considered Restricted Stock Units, to the extent (x) issued prior to the First Amendment Date, pursuant to Section 9 of the Stock Plan, or (y) issued on and after the First Amendment Date, pursuant to Section 8(ab) titled “Nature of Restricted Stock Units” under the Stock Plan as restricted stock units with a deferred settlement feature. The Deferred Stock Units subsequently credited in lieu of dividends relating to Deferred Stock Units issued under the Stock Plan shall be considered restricted Deferred Stock Units issued pursuant to the Stock Plan. The Deferred Stock Units referred to in this paragraph, and Common Stock issued thereunder, will be subject to the terms and conditions of the applicable Stock Plan, as well as the provisions of this Plan. The Deferred Stock Units referred to in this paragraph, and Common Stock issued thereunder, will reduce the authorized share number under (a) Section 5.1 of the Stock Plan for Deferred Stock Units for which issuances occurred prior to the First Amendment Date to the extent provided in the Stock Plan, or (b) Section 3(h) titled “Stock Issuable” of the Stock Plan for Deferred Stock Units for which issuances occur on or after the First Amendment Date to the extent provided in the Stock Plan.
6. Deferral of Cash Retainer (Equity).
(a)Annual Elections. Prior to the first day of each calendar year beginning on or after January 1, 2019, each Director may elect to defer payment of 100% of the Director’s Retainer Fees and

Ancillary Fees to be earned in such calendar year that will be credited to the Cash Retainer Sub-Account of the Participant’s Account. To be effective, such election must be completed and delivered to the Corporation prior to the first day of the calendar year in which the services relating to the cash retainer fee are performed. Any election made under this Section shall become irrevocable as of December 31 of the year prior to the year in which the services relating to the cash retainer fee are performed. Participants shall always be one hundred percent (100%) vested in the amount they defer pursuant to this Section 6.
(b)Initial Participant Elections. An individual who initially becomes a Director during a calendar year may not make a deferral election with respect to the pro rata portion of the Retainer Fees and Ancillary Fees he or she receives during his or her initial, partial calendar year of service. A new Director may first defer payment of his or her Retainer Fees and Ancillary Fees in accordance with the election requirements set forth in Section 6(a) above.
(c)Effect of Elections. Any election made pursuant to this Section 6 shall remain in effect for the Retainer Fees and Ancillary Fees earned and paid in the following calendar year. Deferral of any Retainer Fees and Ancillary Fees earned and paid to the Director in subsequent years will require the completion and delivery of a new election form in accordance with the election requirements set forth in Section 6(a) above; provided, that, on and after the First Amendment Date, a Director may elect, pursuant to an election form submitted on or after the First Amendment Date, whether such election will remain in effect for each subsequent year thereafter while such individual remains a Director, unless prior to the first day of the applicable calendar year to which such election form otherwise subsequently would continue to apply, the Director completes and delivers a new election form in accordance with the election requirements set forth in Section 6(a) above, that modifies or terminates the elections made under such Director’s prior election form. A Director also may elect whether such new election form will remain in effect for additional, subsequent years as provided in the immediately preceding sentence.
7. Deferral of Annual Grants of Restricted Stock Units.
(a)Annual Elections. Prior to the first day of each calendar year beginning on or after January 1, 2019, each Director may elect, in accordance with rules and procedures established by the Committee, to (i) receive all of his or her annual equity grant from the Corporation received during the calendar year, if any, in the form of Restricted Stock Units, or (ii) defer payment of all such Restricted Stock Units granted to the Director in such calendar year and have them credited to the RSU Sub-Account of the Participant’s

Account in accordance with Section 8(c). To be effective, such election must be completed and delivered to the Corporation prior to the first day of the calendar year in which the underlying Restricted Stock Units are granted. Any election made under this Section shall become irrevocable as of December 31 of the year prior to the year in which the underlying Restricted Stock Units are granted. For the avoidance of doubt, Initial Grants may not be deferred under the Plan.
(b)New Participant Elections. An individual who initially becomes a Director during a calendar year may not make a deferral election with respect to the pro rata portion of the annual Restricted Stock Unit grant, if any, he or she receives during his or her initial, partial calendar year of service. A new Director may first make a deferral election with respect to an annual equity grant in accordance with the election requirements set forth in Section 7(a) above.
(c)Effect of Elections. Any election made pursuant to this Section 7 shall remain in effect for the annual Restricted Stock Unit grant made in the following calendar year. Deferral of any Restricted Stock Unit grants made to the Director in subsequent years will require the completion and delivery of a new election form in accordance with the election requirements set forth in Section 7(a) above; provided, that, on and after the First Amendment Date, a Director may elect, pursuant to an election form submitted on or after the First Amendment Date, whether such election will remain in effect for each subsequent year thereafter while such individual remains a Director, unless prior to the first day of the applicable calendar year to which such election form otherwise subsequently would continue to apply, the Director completes and delivers a new election form in accordance with the election requirements set forth in Section 7(a) above, that modifies or terminates the elections made under such Director’s prior election form. A Director also may elect whether such new election form will remain in effect for additional, subsequent years as provided in the immediately preceding sentence.
(d)Vesting of Restricted Stock Units. For the avoidance of doubt, the vesting of any Restricted Stock Units deferred under Section 7(a) shall be governed by the terms of the applicable Stock Plan and document thereunder evidencing the Restricted Stock Unit grant. If the Restricted Stock Unit award is forfeited for any reason under the applicable Stock Plan, no amounts shall be payable under this Plan as a result of any deferral election under Section 7(a). Upon vesting in the RSU Sub-Account, all such Restricted Stock Units shall be considered to be Deferred Stock Units and are referred to the same in this Plan.

8. Accounts.
(a)Accounts Generally. The Account of each Participant shall be a notional account. All amounts credited to such Account shall be bookkeeping entries only. Statements that identify the Participant’s Account balance shall be provided, or made available, to Participants no less frequently than annually.
(b)Cash Retainer Sub-Account. The crediting of Deferred Stock Units to the Cash Retainer Sub-Account of the Participant’s Account pursuant to Section 6 shall be made as of the dates the Retainer Fees and Ancillary Fees earned by the Participant during the applicable calendar year would otherwise have been payable to the Participant. The number of Deferred Stock Units to be credited shall be equal to the result of dividing the cash amount deferred as of each such date by the Fair Market Value of one share of Common Stock on such date.
(c)RSU Sub-Account. The crediting of Deferred Stock Units to the RSU Sub-Account of the Participant’s Account pursuant to Section 7 shall be made as of the dates the Restricted Stock Units granted to the Participant during the applicable calendar year become vested. Any Restricted Stock Units that do not vest, or that vest after the Director has a Separation from Service, shall not be deferred under the Plan.
(d)Cash Dividends. Whenever any cash dividends are declared on the Common Stock, the Corporation will credit the Cash Retainer Sub-Account and RSU Sub-Account of each Participant on the date such dividend is paid with a number of additional Deferred Stock Units equal to the result of dividing (i) the product of (x) the total number of Deferred Stock Units credited to the Participant’s Sub-Account on the record date for such dividend and (y) the per share amount of such dividend by (ii) the Fair Market Value of one share of Common Stock on the date such dividend is paid by the Corporation to the holders of Common Stock.
(e)Capitalization Adjustments. In the event of (i) any change in the Common Stock through a merger, consolidation, reorganization, recapitalization or otherwise, (ii) a stock dividend, or (iii) a stock split, combination or other changes in the Common Stock, all as described in Section 15 of the 2014 Plan or Section 3 of the 2022 Plan, as applicable, the Deferred Stock Units credited to the Cash Retainer Sub-Account and RSU Sub-Account of each Participant shall be increased or decreased proportionately in accordance with such provisions of the applicable Stock Plan.

9. Payment of Account. Payment of the Participant’s Account shall be paid to the Participant (or, in the event of the Participant’s death, to the Participant’s beneficiary, as provided in Section 11) shall be paid as provided below.
(a)Cash Retainer Sub-Account. Deferred Stock Units credited to the Participant’s Cash Retainer Sub-Account shall be paid in a single payment generally no later than the 60th business day, but in any case no later than 90 days, following the date the Participant incurs a Separation from Service for any reason other than his or her death. The payment shall be in shares of Common Stock equal to the number of Deferred Stock Units credited to the Participant’s Cash Retainer Sub-Account on the payment date, provided that any fractional Deferred Stock Unit shall be paid in cash based on the Fair Market Value of one share of Common Stock on the payment date.
(b)RSU Sub-Account. Deferred Stock Units credited to the Participant’s RSU Sub-Account shall be paid in a single payment generally no later than the 60th business day, but in any case no later than 90 days, following the date the Participant incurs a Separation from Service for any reason other than his or her death. The payment shall be in shares of Common Stock equal to the number of Deferred Stock Units credited to the Participant’s RSU Sub-Account on the payment date, provided that any fractional Deferred Stock Unit shall be paid in cash based on the Fair Market Value of one share of Common Stock on the payment date.
(c)Distribution upon Death. If a Participant incurs a Separation from Service due to death or his or her death occurs after Separation from Service but before payment to him or her Account, all or the remaining balance of his or her Account shall be paid to such Participant’s beneficiaries in a lump sum generally no later than the 60th business day following the date of death, but in any case no later than 90 days following the date the Participant incurs the Separation from Service, in accordance with the provisions of Section 11. However, if the identity of the beneficiary cannot be determined or located, payment to the beneficiary may be delayed to the extent allowed under Section 409A.
10. Change in Control. In the event of a Change in Control (as defined in the 2014 Plan) that constitutes a change in the ownership or effective control of the Corporation or in the ownership of a substantial portion of the Corporation’s assets under Section 409A, the Account of each Participant shall be paid to the Participant in a lump sum in cash within ten business days after the date of the Change in Control. With respect to the Cash Retainer Sub-Account and the RSU Sub-Account, such payment shall be in an amount equal to the result of multiplying (A) the number of Deferred Stock Units credited to the Participant’s Account on the Change in Control date by (B) the Fair Market Value of one share of Common Stock on the Change in Control date.
11. Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person or persons, including a trust, as his beneficiary or beneficiaries to whom payment under the Plan shall be paid in the event of the Participant’s death prior to payment of the Participant’s Account. Any beneficiary designation must be made or changed by a Participant by a written instrument, on such form prescribed by the Committee, which is filed with the Corporation prior to the Participant’s death. If a Participant fails to designate a beneficiary, or if all designated beneficiaries predecease the Participant, the Account shall be paid to the Participant’s surviving spouse, if any, or if none, to the Participant’s estate.
12. Amendment and Termination. The Board may amend or terminate the Plan at any time in whole or in part; provided, however, that no amendment or termination shall directly or indirectly reduce the balance of any deferred compensation or reduce the Deferred Stock Units credited to a Participant’s Account held hereunder as of the effective date of such amendment or termination; provided, further that no amendment or termination shall adversely affect the rights of a Participant to such Deferred Stock Units, without the consent of the Participant (or the Participant’s beneficiary in the event of the Participant’s death). Notwithstanding the foregoing, the Plan may be amended at any time, without the consent of any Participant (or beneficiary) if necessary or desirable, as determined by the Corporation, to comply with the requirements, or avoid the application, of Section 409A.
A termination of the Plan will not be effective to cause a deferral election in place under the Plan for the applicable year to be modified or discontinued prior to the end of such year, if such modification or discontinuation would violate Section 409A. The Board may terminate the Plan and provide for the acceleration and liquidation of all benefits remaining due under the Plan pursuant to Treas. Reg. § 1.409A-3(j)(4)(ix). If such a termination and liquidation occurs, all deferrals and credits under the Plan will be discontinued as of the termination date established by the Board, and benefits remaining due will be paid in a lump-sum at the time specified by the Board as part of the action terminating the Plan and consistent with Treas. Reg. § 1.409A-3(j)(4)(ix).

The Board may terminate the Plan other than pursuant to Treas. Reg. § 1.409A-3(j)(4)(ix). In the event of such other termination, all deferral and credits under the Plan will be discontinued as of the end of the Plan Year, but all benefits remaining payable under the Plan will be paid at the same time and in the same form as if the termination had not occurred - that is, the termination will not result in any acceleration of any distribution under the Plan.
13. General Provisions.
(a) Unfunded Plan. The Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Corporation for payment of any benefits hereunder. No Participant, beneficiary or any other person shall have any interest in any particular assets of the Corporation by reason of the right to receive a benefit under the Plan and any such Participant, beneficiary or other person shall have only the rights of a general unsecured creditor of the Corporation with respect to any rights under the Plan. All payments hereunder shall be made by the Corporation from its general assets at the time and in the manner provided for in the Plan. Nothing contained in the Plan shall constitute a guaranty by the Corporation or any other person or entity that the assets of the Corporation will be sufficient to pay any benefit hereunder.
(b) Non-Alienation of Benefits. Neither a Participant nor any other person shall have any rights to sell, assign, transfer, pledge, anticipate, or otherwise encumber the amounts, if any, payable under the Plan to the Participant or any other person. Any attempted sale, assignment, transfer or pledge shall be null and void and without any legal effect.
No part of the amounts payable under the Plan shall be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.
(c) Code Section 409A. This Plan is subject to Section 409A and is intended to be maintained in compliance with Section 409A and the regulations thereunder applicable to nonqualified deferred compensation plans. To the extent any provision of this Plan (or any election form under this Plan) does not satisfy the requirements of Section 409A or any regulations or other guidance issued by the Treasury Department or the Internal Revenue Service under Section 409A or contains any ambiguities or ambiguous terms, such provision will be applied in a manner consistent with such requirements, regulations or guidance, notwithstanding any provision of the Plan to the contrary, and to the extent not prohibited by Section 409A, the provisions of the Plan and the rights of Participants and beneficiaries hereunder shall be deemed to have been modified accordingly. Each payment and benefit hereunder shall constitute a “separately identified” amount within the meaning of Treasury Regulation §1.409A-2(b)(2). The Committee, in its sole discretion shall determine the requirements of Section 409A that are applicable to the Plan and shall interpret the terms of the Plan in a manner consistent therewith. Under no circumstances, however, shall the Corporation or any affiliate or any of its or their employees, officers, directors, service providers or agents have any liability to any person for any taxes, penalties or interest due on amounts paid or payable under the Plan, including any taxes, penalties or interest imposed under Section 409A. Notwithstanding anything herein to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A at the time of the Participant’s Separation from Service (other than due to the Participant’s death), then the payments hereunder, if any, that are payable within the first six (6) months following such Separation from Service, will become payable on the date that is six (6) months and one (1) day following the date of such Separation from Service. Any subsequent payments under the Plan, if any, will be payable in accordance with the payment schedule applicable to such payment. Notwithstanding anything herein to the contrary, in the event of the Participant’s death following the Participant’s Separation from Service, but before the date six (6) months following such Separation from Service, then any payments delayed in accordance with the immediately preceding sentence will be payable in a lump sum as soon as administratively practicable after the date of the Participant’s death and any other payment under the Plan will be payable in accordance with the payment schedule applicable to such payment.
(d) No Stockholder Rights. Neither the Participant nor any other person shall have any rights as a stockholder of the Corporation with respect to the Deferred Stock Units credited to the Participant’s Account until the shares of Common Stock are issued to the Participant (or the beneficiary of the Participant).
(e) Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be enforced as if the invalid provisions had never been set forth therein.

(f) Successors in Interest. The obligation of the Corporation under the Plan shall be binding upon any successor or successors of the Corporation, whether by merger, consolidation, sale of assets or otherwise, and for this purpose reference herein to the Corporation shall be deemed to include any such successor or successors.
(g) Governing Law; Interpretation. The Plan shall be construed and enforced in accordance with, and governed by, the laws of the State of Florida, without giving effect to principles of conflict of laws.